                                                                  Exhibit 99

MAYTAG'S SECOND QUARTER SALES AND EARNINGS PER SHARE,
                                                    -
EXCLUSIVE OF A CUMULATIVE EFFECT OF ACCOUNTING CHANGE, IN LINE WITH
------------------------------------------------------
MANAGEMENT'S ANNOUNCED EXPECTATIONS; INCOME OFF FROM PRIOR YEAR

NEWTON, IOWA--(July 17, 2001)--As anticipated, Maytag Corporation's second quarter sales and income were down from the second quarter of 2000, but earnings per share, exclusive of a cumulative effect of accounting change, were in line with expectations expressed by management in June.

Maytag's consolidated sales in the second quarter of this year were $1.069 billion, down 3 percent from $1.104 billion in the second quarter of 2000. Operating income was $61.2 million, compared to $142.7 million, and net income was $25.5 million, before the cumulative effect of an accounting change, versus $75.7 million. Net income for the current quarter, including the accounting change, was $21.8 million. The accounting change which amounted to $3.7 million was associated with the adoption of accounting standards effective June 30, 2001 which impacted the treatment of certain outstanding financial instruments indexed to Maytag stock.

Diluted earnings per share before the cumulative effect of an accounting change in this year's second period amounted to 32 cents, compared to 92 cents in the same quarter of 2000. There were 4 percent fewer diluted shares of stock outstanding in this year's second quarter compared to a year ago due to the company's share repurchase program. Diluted earnings per share including the cumulative effect of accounting change was $1.08. The per share impact of this accounting change does not correspond with the dollar amount included in net income due to applicable accounting standards related to the calculation of diluted earnings per share.

Sluggish industry-wide sales prevailed in all the business sectors where Maytag competes. Despite lower industry sales of major appliances, Maytag had strong sales of washers, dryers and dishwashers, which led to an overall increase in sales of major appliances from the prior year. The margins on sales of major appliances were depressed primarily as a result of the competitive pricing environment associated with a weaker industry. Reversing a trend of industry growth of floor care products, an unexpected decline in industry volume was experienced in the second quarter. In addition, floor care retailers placed greater emphasis on lower priced, lower margin vacuums. The corporation's commercial appliance businesses were both soft, with the majority of the decline attributable to further depressed levels of vending equipment sales. A larger loss in the international segment was attributed to continued challenges with launching a line of refrigerators and recent weakness experienced in certain laundry products in China. These situations, coupled with Maytag's increased levels of spending for advertising and new product development, resulted in significantly lower income for the second quarter. Looking ahead, Maytag's new Chairman and CEO Ralph F. Hake said, "In the month I've been at Maytag, I've been very impressed with what I've learned about the company's people, products and plans, and I'm extremely optimistic about the future. Although business conditions will remain challenging, we expect improvement in the second half of this year. We're preparing the corporation for profitable growth by investing in new product development, strengthening our brands in the marketplace and proceeding with those actions necessary to position Maytag for the challenging environment we expect in the second half. The previously announced acquisition of Amana

Appliances, which we still expect to complete in the third quarter, will provide a significant opportunity to aggressively leverage our market position, reduce our cost structure and strengthen our major appliance business."

                        Second Quarter Segment Results
                        ------------------------------

Maytag's home appliances segment, which includes major appliances and floor care products, had second quarter sales of $941.9 million, down slightly from sales of $948.8 million in the second quarter of 2000. Operating income for the segment was $70.2 million, down 51 percent from $143.3 million in the second quarter of last year.

The corporation's commercial appliances segment, composed of vending equipment and commercial foodservice products, had second quarter sales of $102.3 million, down 18 percent from $125.3 million in the second quarter of 2000. Operating income for the segment fell 72 percent to $4 million, compared to $14.1 million in the second quarter of last year. As announced earlier, Maytag is exploring the potential divestiture of its commercial foodservice businesses, G. S. Blodgett and Jade Products.

Maytag's international segment consists of its 50.5 percent ownership in the Rongshida-Maytag joint venture in China. The joint venture had second quarter sales of $24.9 million, down 18 percent from $30.2 million in the second quarter of 2000. The business had an operating loss of $2.7 million in the recent quarter, compared to an operating loss of $0.4 million in last year's second period.

                                First Half 2001
                                ---------------

Maytag's first half sales were $2.146 billion, down 2 percent from sales of $2.200 billion in the first six months of 2000. Operating income decreased 52 percent to $135.7 million, versus $285.7 million in last year's first half.

Net income before the cumulative effect of the accounting change in this year's first six months, which included a first quarter one-time tax benefit of $42 million, was $101.8 million, or $1.29 diluted earnings per share. Without the tax benefit and excluding the effect of the accounting change, net income in the first half was $59.8 million, or 76 cents per share. In the first half of 2000, net income was $151.6 million, or $1.81 earnings per share. There were 6 percent fewer diluted shares outstanding in this year's first half.

Maytag's home appliances segment had first half sales of $1.886 billion, down slightly from sales of $1.902 billion in the first six months of 2000. Operating income for the segment was $155.2 million, down 46 percent from $289.3 million in the first half of 2000.

The commercial appliances segment reported first half sales of $197.3 million and an operating income of $5.4 million. In the first half of 2000, commercial sales were $236.4 million and the operating income was $21.5 million.

The Rongshida-Maytag joint venture had first half sales of $62.2 million and an operating loss of $3.6 million. A year ago, the business had first half sales of $61.1 million and an operating loss of $0.6 million.

                           Quarterly Conference Call
                           -------------------------

Maytag will hold a conference call today to discuss its business performance with members of the investment community. The call will be at 7:30 a.m. CDT, and those wishing to participate should telephone 212-896-6137 about 10 minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet. It can be accessed through the News Center on Maytag's Web site, www.maytagcorp.com, or by going to CCBN's investor center at www.companyboardroom.com. Replays of the call will be available on both Web sites.

Maytag Corporation is a leading producer of home appliances and refrigerated vending equipment. The corporation's primary brands include Maytag, Hoover, Jenn-Air, and Dixie-Narco.
                                     * * *
Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 2000, and each quarter's 10-Q.

CPI0128

Media Contact: Additional Information:
James G. Powell www.maytagcorp.com
Maytag Communications
641-787-8392
jpowel@maytag.com
Investor Relations Contact:
John P. Tolson
Maytag Corporation
641-787-8136
jtolso@maytag.com
-----------------

MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

                                                       Second Quarter Ended               Six Months Ended
                                                             June 30                           June 30
                                                      2001             2000             2001             2000

-----------------------------------------------------------------------------------------------------------------
Net sales                                         $ 1,069,046      $ 1,104,275      $ 2,145,520      $ 2,199,768
Cost of sales                                         827,702          798,302        1,640,299        1,579,847
                                                  -----------      -----------      -----------      -----------
    Gross profit                                      241,344          305,973          505,221          619,921
Selling, general and
      administrative expenses                         180,167          163,270          369,477          334,183
                                                  -----------      -----------      -----------      -----------
      Operating income                                 61,177          142,703          135,744          285,738
Interest expense                                      (13,878)         (16,544)         (30,139)         (30,067)
Other - net                                            (2,252)             288           (1,162)          (2,649)
                                                  -----------      -----------      -----------      -----------
    Income before taxes,
         minority interest and
         cumulative effect of
         accounting change                             45,047          126,447          104,443          253,022
Income taxes                                           15,766           46,153           (5,445)          92,353
                                                  -----------      -----------      ------------     -----------
    Income before minority
        interest and cumulative
        effect of accounting change                    29,281           80,294          109,888          160,669
Minority interest                                      (3,747)          (4,629)          (8,076)          (9,081)
                                                  ------------     ------------     ------------     -----------
    Income before cumulative
        effect of accounting change                    25,534           75,665          101,812          151,588
Cumulative effect of accounting change                 (3,727)               -           (3,727)               -
                                                  ------------     -----------      ------------     -----------
    Net income                                     $    21,807      $    75,665      $    98,085      $   151,588

Basic earnings per common share:
    Income before cumulative effect of
      accounting change                           $      0.34      $      0.97      $    $ 1.34      $      1.92
    Cumulative effect of accounting change              (0.05)               -            (0.05)               -
    Net income                                    $      0.29      $      0.97      $    $ 1.29      $      1.92

Basic weighted-average shares
outstanding                                            76,141           77,815           76,173           78,983

Diluted earnings per common share:
    Income before cumulative effect of
       accounting change                          $      0.32      $      0.92      $      1.29      $      1.81
    Cumulative effect of accounting change               0.76                -             0.75                -
    Net income                                    $      1.08      $      0.92      $      2.04      $      1.81

Diluted weighted-average shares
outstanding                                            78,948           82,162           79,094           83,789

MAYTAG CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                               June 30         December 31
                                                                 2001             2000
                                                             (Unaudited)
--------------------------------------------------------------------------------------------
ASSETS

Current assets
Cash and cash equivalents                                     $    22,788      $    27,198
Accounts receivable - net                                         631,575          538,403
Inventories                                                       419,482          408,550
Deferred income taxes                                              46,853           45,616
Other current assets                                               60,344           56,792
                                                              -----------      -----------

      Total current assets                                      1,181,042        1,076,559

Noncurrent assets                                                 678,002          622,170

Property, plant and equipment                                     956,649          970,195
                                                              -----------      -----------

     Total assets                                             $ 2,815,693      $ 2,668,924


LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities
Accounts payable and accrued expenses                         $   616,805      $   548,775
Notes payable and
   current maturities of long-term debt                           328,615          422,912
                                                              -----------      -----------

      Total current liabilities                                   945,420          971,687

Deferred income taxes                                              23,093           21,953

Long-term debt, less current portion                              719,253          451,336

Postretirement benefit liability                                  487,696          480,422

Other noncurrent liabilities                                      212,752          156,787

Minority interest                                                 162,448          365,063

Temporary equity: Put option agreements                                 -          200,000

Shareowners' equity                                               265,031           21,676
                                                              -----------      -----------

      Total liabilities and shareowners' equity               $ 2,815,693      $ 2,668,924

           SECOND QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

                                                     NET SALES (in thousands)


                                                            2001                       2000                  % Change
                                                    ----------------------     ----------------------     ---------------
Home appliances                                               $   941,891                $   948,838                (0.7)
Commercial appliances                                             102,300                    125,272               (18.3)
International appliances                                           24,855                     30,165               (17.6)
                                                    ----------------------     ----------------------
Consolidated                                                  $ 1,069,046                $ 1,104,275                (3.2)

                                                 OPERATING INCOME (in thousands)


                                                            2001                       2000                  % Change
                                                    ----------------------     ----------------------     ---------------
Home appliances                                               $    70,228                $   143,262               (51.0)
Commercial appliances                                               3,994                     14,100               (71.7)
International appliances                                           (2,660)                      (403)             (560.0)
General corporate                                                 (10,385)                   (14,256)               27.2
                                                    ----------------------     ----------------------
Consolidated                                                  $    61,177                $   142,703               (57.1)

                                                 NET INCOME (in thousands)

                                                            2001                       2000                  % Change
                                                    ----------------------     ----------------------     ---------------
Comparative                                                   $    25,534                $    75,665               (66.3)
Cumulative effect of accounting change                             (3,727)                         -
                                                    ----------------------     ----------------------
Reported                                                      $    21,807                $    75,665               (71.2)

                                                 BASIC EARNINGS PER SHARE

                                                            2001                       2000                  % Change
                                                    ----------------------     ----------------------     ---------------
Comparative                                                   $      0.34                $      0.97               (64.9)
Cumulative effect of accounting change                              (0.05)                         -
                                                    ----------------------     ----------------------
Reported                                                      $      0.29                $      0.97               (70.1)

Weighted-average shares
outstanding (thousands)                                            76,141                     77,815                (2.2)

                                                 DILUTED EARNINGS PER SHARE

                                                            2001                       2000                  % Change
                                                    ----------------------     ----------------------     ---------------
Comparative                                                   $      0.32                $      0.92               (65.2)
Cumulative effect of accounting change                               0.76                          -
                                                    ----------------------     ----------------------
Reported                                                      $      1.08                $      0.92                17.4

Weighted-average shares
outstanding (thousands)                                            78,948                     82,162                (3.9)

             FIRST HALF SALES AND EARNINGS COMPARISON (UNAUDITED))

                                                     NET SALES (in thousands)

                                                 2001                      2000                 % Change
                                         ---------------------     ----------------------     --------------
Home appliances                                   $ 1,886,058                $ 1,902,264               (0.9)
Commercial appliances                                 197,268                    236,407              (16.6)
International appliances                               62,194                     61,097                1.8
                                         ---------------------     ----------------------
Consolidated                                      $ 2,145,520                $ 2,199,768               (2.5)

                                             OPERATING INCOME (in thousands)

                                                 2001                      2000                 % Change
                                         ---------------------     ----------------------     --------------
Home appliances                                     $ 155,217                  $ 289,271              (46.3)
Commercial appliances                                   5,411                     21,510              (74.8)
International appliances                               (3,628)                      (573)            (533.2)
General corporate                                     (21,256)                   (24,470)              13.1
                                         ---------------------     ----------------------
Consolidated                                        $ 135,744                  $ 285,738              (52.5)

                                             NET INCOME (in thousands)

                                                 2001                      2000                 % Change
                                         ---------------------     ----------------------     --------------
Comparative                                          $ 59,812                  $ 151,588              (60.5)
Tax benefit                                            42,000                          -
Cumulative effect of accounting change                 (3,727)                         -
                                         ---------------------     ----------------------
Reported                                             $ 98,085                  $ 151,588              (35.3)

                                             BASIC EARNINGS PER SHARE

                                                 2001                      2000                 % Change
                                         ---------------------     ----------------------     --------------
Comparative                                            $ 0.79                     $ 1.92              (58.9)
Tax benefit                                              0.55                          -
Cumulative effect of accounting change                  (0.05)                         -
                                         ---------------------     ----------------------
Reported                                               $ 1.29                     $ 1.92              (32.8)

Weighted-average shares
outstanding (thousands)                                76,173                     78,983               (3.6)

                                             DILUTED EARNINGS PER SHARE

                                                 2001                      2000                 % Change
                                         ---------------------     ----------------------     --------------
Comparative                                            $ 0.76                     $ 1.81              (58.0)
Tax benefit                                              0.53                          -
Cumulative effect of accounting change                   0.75                          -
                                         ---------------------     ----------------------
Reported                                               $ 2.04                     $ 1.81               12.7

Weighted-average shares
outstanding (thousands)                                79,094                     83,789               (5.6)